Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Stereotaxis, Inc. for the registration of up to 6,100,000 shares of common stock, and to the incorporation by reference therein of our report dated March 8, 2024 with respect to the financial statements of Stereotaxis, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023 and the financial statement schedule of Stereotaxis, Inc. included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

August 23, 2024